Exhibit 99.1

      Cirrus Logic Names Thurman Case as Chief Financial Officer


    AUSTIN, Texas--(BUSINESS WIRE)--Feb. 15, 2007--Cirrus Logic Inc. (Nasdaq:CRUS) today announced that acting Chief Financial Officer Thurman K. Case has been appointed as the company's CFO. Case will be responsible for the accounting, budgeting, financial planning and analysis, investor relations, tax, treasury and purchasing functions.

    Mr. Case, 50, joined Cirrus Logic in 2000 and has served in a variety of executive financial management positions, including vice president of Finance, corporate controller and treasurer. He has more than 23 years of experience in finance at several companies and organizations, including Case Associates Inc., where he provided consultant services to several companies, including Advanced Micro Devices Inc. and several other firms. Mr. Case received a bachelor of economics degree and a masters of business administration from New Mexico State University.

    "Thurman has been an integral part of the Cirrus Logic leadership team as we have diversified our analog product portfolio and strengthened our financial performance. He brings a wealth of experience and leadership skills in financial management, and as our new chief financial officer he can contribute strongly towards our goals of expanding operating margins and further improving earnings," said David D. French, president and chief executive officer of Cirrus Logic. "I look forward to working with Thurman as we continue to build around our core strengths in high-precision analog and mixed-signal technologies."

    Cirrus Logic Inc.

    Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.


    CONTACT: Cirrus Logic, Inc., Austin
             Bill Schnell, 512-851-4084
             bill.schnell@cirrus.com